Exhibit 99.1

                                                          Contact: Paul V. Maier
                                                               Senior VP and CFO
                                                                  (858) 550-7573


        LIGAND REPORTS RECORD PRODUCT SALES UP 59% FOR THIRD QUARTER 2004
         -- BDO SEIDMAN HIRED AS NEW AUDITORS; 10Q FILED ON SCHEDULE --
            -- MANAGEMENT UPDATES GUIDANCE, EXPECTS PROFITABILITY IN
                        FOURTH QUARTER AND FULL YEAR --

     SAN DIEGO, CA - NOVEMBER 9, 2004 - Ligand Pharmaceuticals Incorporated (Nasdaq: LGND) today reported record net product sales for the third quarter ended September 30, 2004, of $44.7 million, compared to $28.1 million the third quarter of 2003, an increase of 59% driven by strong AVINZA(R) (morphine sulphate extended-release capsules) net sales of $28.3 million and Targretin capsules and gel sales of $6.2 million.

     Ligand's total revenues for the third quarter of 2004 were $49.5 million, compared to $31.3 million for the same period in 2003, an increase of 58%. Net loss for the third quarter of 2004 was $6.8 million ($0.09 per share), compared to a net loss of $11.1 million ($0.16 per share) for the same period in 2003, an improvement of 39% (44% per share).

     For the first nine months of 2004, net product sales were $116.3 million, compared to $72.2 million in the same period of 2003, an increase of 61%. Total revenues for the first nine months of 2004 were $126.6 million, compared to $83.5 million in the same period of 2003, an increase of 52%. Net loss for the first nine months of 2004 was $34.1 million ($0.46 per share), compared to $43.4 million ($0.62 per share) in the same period of 2003, an improvement of 21% (26% per share).

     "We are encouraged with the continued demand growth during the third quarter for AVINZA and ONTAK and that the AVINZA and ONTAK sales mix and geographic demand changes that impacted net product sales in the first half of this year (increased rebates and returns) have stabilized and provide a more predictable foundation for our forward planning," said Paul V. Maier, Ligand's senior vice president and chief financial officer. "We do believe that additional measures are necessary to improve AVINZA results going forward and together with our co-promotion partner have taken those actions as outlined in the AVINZA update herein."

     In the third quarter and first nine months of 2004, net sales of individual products were:

- ------------------------------------ ------------------ ------------------- ----------------- ---------------------
                                     3Q 2004 SALES      3Q 2003 SALES        9 MOS 2004         9 MOS 2003
                                     (MILLION)          (MILLION)            SALES (MILLION)    SALES (MILLION)
- ------------------------------------ ------------------ ------------------- ----------------- ---------------------
AVINZA(R)                                      $28.3               $15.9              $74.1               $34.2
- ------------------------------------ ------------------ ------------------- ----------------- ---------------------
ONTAK(R) (denileukin diftitox)                  $9.9               $10.9              $25.9               $27.3
- ------------------------------------ ------------------ ------------------- ----------------- ---------------------
Targretin(R) (bexarotene) capsules              $4.8               $1.1               $12.4               $7.5
- ------------------------------------ ------------------ ------------------- ----------------- ---------------------
Targretin gel and                               $1.7               $0.3               $3.9                $3.3
Panretin(R) (alitretinoin) gel
- ------------------------------------ ------------------ ------------------- ----------------- ---------------------
TOTAL NET PRODUCT SALES                        $44.7               $28.1             $116.3               $72.2
- ------------------------------------ ------------------ ------------------- ----------------- ---------------------

     Gross margin on product sales was 75% in the third quarter of 2004, compared to 70% in the same period of 2003. Cost of products sold for the quarter includes approximately $2.7 million in non-cash expense primarily related to amortization of license, royalty, and technology rights for AVINZA and ONTAK. Because the amounts of these quarterly non-cash expenses are fixed over AVINZA's and ONTAK's patent lives, the products' gross margins should continue to improve in 2004 as sales volumes increase. AVINZA gross margin is also expected to improve further for the remainder of 2004 as the result of a price increase effective July 1, 2004, and the completion of wholesaler distribution and service agreements (DSAs). For the first nine months of 2004, gross margin was 74%, compared to 68% for the same period of 2003.

     Collaborative research and development and other revenues were $4.8 million in the third quarter of 2004, compared to $3.2 million in the same period of 2003, an increase of 50% that resulted primarily from the timing of milestones. For the first nine months of 2004, collaborative research and development and other revenues were $10.2 million, compared to $11.3 million in the same period of 2003, a decrease of 10%, resulting from the timing of milestones.

     "The Royalty Pharma option exercise of $32.5 million on November 5, 2004, eliminates uncertainty and, together with other milestone revenues, is expected to drive substantial growth in other revenues in the fourth quarter," Maier said.

     Research and development expenses were $18.0 million in the third quarter of 2004, compared to $17.7 million in the same period of 2003, an increase of 2%. For the first nine months of 2004, R&D expenses were $53.0 million, compared to $51.2 million in the same period of 2003, an increase of 4% and in line with the low end of Ligand's expectations.

     Selling, general, and administrative expenses were $15.9 million for the third quarter of 2004, compared to $13.2 million in the same period of 2003, an increase of 20%. The increase in 2004 is primarily due to costs associated with 36 additional Ligand sales representatives hired to promote AVINZA, and higher advertising and promotion expenses for AVINZA. For the first nine months of 2004, SG&A expenses were $47.0 million compared to $39.2 million in the same period of 2003, an increase of 20%.

     Co-promotion expense payable to Organon for the third quarter and fist nine months of 2004 amounted to $8.5 and $22.2 million, respectively. No co-promotion payments were recorded in the first nine months of 2003 due to contract exclusion of the first $35.0 million of AVINZA sales for 2003 only.

     "Our SG&A expenses in the third quarter and first nine months of 2004 were in line with our expectations and are tracking toward the lower end of our annual guidance," Maier said.

     Loss from operations was $3.9 million in the third quarter of 2004, compared to $8.2 million in the same period in 2003, an improvement of 52%. For the first nine months of 2004, loss from operations was $25.4 million, compared to $29.8 million in the same period of 2003, a decrease of 15%. Loss from operations is expected to be eliminated in the fourth quarter of 2004 as product sales, other revenues, and expenses track within Ligand's revised guidance range discussed below.

     As of September 30, 2004, Ligand had cash, cash equivalents, short-term investments and restricted cash of $82.1 million, compared to $87.5 million at the end of the second quarter. Operating cash burn in the third quarter was $7.0 million.

AVINZA UPDATE

     "AVINZA demand and market share growth continued in the third quarter, but did not further accelerate impacted by an overall market growth slowdown, and a slower impact on demand than expected from the increased sales calls to primary care physicians (PCPs) and the long-term care and hospice plans," Maier said. "Total prescriptions increased 11% over the prior quarter (based on IMS NPA monthly data, which does not include institutional use in hospitals, federal facilities and other non-retail outlets) reflecting that continued growth. In addition, our weekly prescription market share increased to 4.8% for the last week of September 2004 and continues tracking now more closely to a year-end 5.3%-5.8% weekly market share. Monthly prescription market share, increasingly a more accurate reflection of AVINZA market share progress, increased from 4% in June 2004 to 4.3% for September 2004. Quarterly prescription market share increased from 3.8% in second quarter 2004 to 4.2% in the third quarter 2004."

                           AVINZA Growth/Market Share
                                      2004

- --------------------------- ----------- -------------- ------------- -------------- -------------- -------------
                             1st Qtr       2nd Qtr         July           Aug            Sep         3rd Qtr
- --------------------------- ----------- -------------- ------------- -------------- -------------- -------------
  % of Change vs. Prior        20%           21%           0.9%          3.7%           2.3%           11%
        Month/Qtr
- --------------------------- ----------- -------------- ------------- -------------- -------------- -------------
        Market Share %         3.2%         3.8%           4.0%          4.2%           4.3%          4.2%
- --------------------------- ----------- -------------- ------------- -------------- -------------- -------------

Source: IMS NPA (National Prescription Audit; pharmacy prescriptions; includes retail, mail order and long-term care)


                              AVINZA $ Value/Growth
                                      2004

- ------------------------------- ----------------------- --------------------- ----------------------
                                       1st Qtr                2nd Qtr                3rd Qtr
- ------------------------------- ----------------------- --------------------- ----------------------
  Wholesaler Out-Movement ($            $26.2                  $31.5                  $38.1
          millions)
- ------------------------------- ----------------------- --------------------- ----------------------
    % of Change vs. Prior Qtr            19%                    20%                    21%
- ------------------------------- ----------------------- --------------------- ----------------------

Source: IMS NSP (National Sales Perspective; wholesaler out-movement at wholesaler-to-outlet invoiced prices; includes retail, non-retail and mail order, as projected by IMS)

     "The productivity increase expected from the expanded AVINZA sales call plan on PCPs in the third quarter was slowed by imbalances of AVINZA target physicians at the territory level (range of 20-120 physicians per territory), making consistent quality reach and frequency goals difficult to sustain. This substantially impacted the prescription response to the expanded PCP call plans of Organon and Ligand. As a part of a larger corporate sales force restructuring of all of Organon's sales representatives, a restructuring and territory rebalancing was implemented in November, which results in new balanced PCP territories now built around AVINZA targets of around 60 physicians per territory, rather than AVINZA targets added to existing territorial boundaries. This rebalancing and increased focus on AVINZA is expected to substantially improve the prescription responsiveness to the expanded PCP sales call plans of Ligand and Organon going forward. In a similar manner, the reorganization is expected to improve the response to the long-term care and hospice plan which has progressed well at the contracting level, but has lagged in pull-through from physician and consulting pharmacist calls. The overall co-promotion plans for PCP, specialist and long-term care/hospice will allow us to deliver consistently quality calls of 850,000 or more per year and compete effectively for number one share of voice for 2004 and 2005," said Maier.

     Ligand estimates that AVINZA retail pharmacy stocking expanded to approximately 29,000 to 30,000 pharmacies at the end of the third quarter, up from 26,000 to 27,000 at the end of the second quarter and consistent with the company's goal to have AVINZA available for patients in 30,000 pharmacies by year end 2004. "We estimate no significant overall expansion or reduction of wholesale and chain inventory during the quarter, consistent with our annual goal and with the parameters of the major wholesaler distribution service agreements (DSAs)," Maier said. "Third quarter sales mix was impacted by the expansion of business under certain commercial contracts entered into in late 2003 and early 2004 with pharmacy benefit managers (PBMs), group purchasing organizations (GPOs), and health maintenance organizations (HMOs). The expansion of business under these discount-based contracts is essential for future retail demand growth as they expand national and regional formulary access for AVINZA, but near term, increases the deductions from gross to net sales. Medicaid prescription activity as a percent of our overall business began to slow during the third quarter and we expect the current proportion of rebates will remain consistent throughout the remainder of 2004. We also note that product returns normalized to a more predictable level across all geographic territories as AVINZA prescriptions continued to increase and the positive effect of DSAs entered into during the third quarter of 2004 with certain wholesale customers was realized. We entered into DSAs or fee-for-service agreements for each of our products, including AVINZA, during the third quarter of 2004 with our three largest wholesale customers. We no longer offer these wholesalers promotional discounts or incentives and, as a result, we expect a net improvement in product gross margins as volumes grow over time. Additionally, we believe these arrangements will provide lower variability in wholesale inventory levels, improved management of the inventories that we believe will result in a lower level of product returns compared to prior periods, as well as improved customer service. We have entered discussions and expect to complete DSAs with additional smaller wholesaler customers during the fourth quarter of 2004."

UPDATE ON IN-LINE ONCOLOGY PRODUCTS

     "In-line oncology product sales increased 34% to record levels in the third quarter 2004 compared to prior year and 15% compared to the second quarter 2004, led by Targretin capsules and gel" Maier said. "ONTAK unit demand shipments grew 19% and 25% for the third quarter and nine months of 2004, respectively, compared to the same period in 2003. However, net sales declined due to increased chargebacks and net rebates resulting from the changing mix of patients treated in hospitals versus private physician offices, in large part a result of reimbursement changes put into effect for 2004."

     "Targretin capsule net sales in the U.S. and Europe increased 336% in the third quarter 2004, compared to prior year, and 14% compared to the prior quarter in 2004. The continued growth in sales of Targretin capsules in 2004 compared to 2003 reflects both volume increases and a 7% price increase in the U.S. effective January 1, 2004. In June 2004, the Centers for Medicare and Medicaid Services (CMS) announced formal implementation of the Section 641 demonstration program under the Medicare Modernization Act of 2003, including reimbursement under Medicare for Targretin capsules and gel for patients with cutaneous T-cell lymphoma. As a result, we continue to expect improved patient access for Targretin CTCL patients in the second half of 2004 and 2005, prior to SPIRIT I and II data availability," said Maier.

UPDATE ON SPIRIT I AND II FIRST-LINE NSCLC REGISTRATION TRIALS

     SPIRIT I and SPIRIT II, the two large Phase III studies evaluating the survival benefit of adding Targretin capsules to two different chemotherapy regimens in first-line non-small cell lung cancer (NSCLC), are on schedule for final data analysis at the end of first quarter 2005. An update on recent Phase II data and data supporting Targretin's mechanism of action in NSCLC was presented September 3rd at the meeting of the International Association for the Study of Lung Cancer (IASLC) jointly sponsored with the American Society of Clinical Oncology (ASCO) and European Society of Medical Oncology (ESMO) held in Portugal. Data from a Phase II study of Targretin in combination with gemcitabine/cisplatin in 1st line NSCLC patients conducted at the University of Maryland. showed a median survival of 12.7 months for those patients, data that compares very favorably to that of controls from other studies at the same institution and with large scale trials using the same chemo agents. Additional data showed that both in NSCLC human explants and biopsy samples taken from NSCLC patients treated with Targretin, a clear change in gene expression occurred in the tumor, with a pattern towards normalization of genes that were altered in untreated tumors. The data supports and expands earlier studies showing that RXR receptor levels are a predictor of survival in NSCLC patients.

UPDATED FULL YEAR FINANCIAL GUIDANCE

     "Given the revenue and product sales trends of the third quarter, and the certainty of other revenue items covered in Recent Highlights below, we continue to expect to break through to operational profitability and a strong quarter of positive EPS in the fourth quarter of 2004, bringing us to our first full year of profitability," Maier said. "We are adjusting our full-year revenue guidance, and expect a record fourth quarter of growth with both product sales and revenue, including:

o    total revenues between $216 and $231 million,

o    net product sales between $170 and $180 million,

o    gross margin on overall product sales estimated at 76% to 77%,

o slower growth in expenses with total operating expenses between $166 and $170 million (excluding cost of products sold but including co-promotion expenses),

o    operating income between $11.0 and $16.0 million,

o basic EPS of $.03 to $.09 per share, with the upper range most sensitive to timing of product milestones. "We believe that our financial goals for this transition year to profitability can be achieved through reasonable expense discipline, continued product sales growth, and significantly higher other revenue, partially offsetting the AVINZA and ONTAK sales mix changes, and remain focused on achieving these goals for 2004. We expect our business going forward to be driven by the growth of our product sales and milestone and other revenue variability to be a less important component of overall revenue," Maier said.

RECENT LIGAND HIGHLIGHTS

o LIGAND, ROYALTY PHARMA AMEND SERM ROYALTY AGREEMENT Under the revised agreement, announced November 9, 2004, Royalty Pharma will purchase for $32.5 million an additional 1.625% of the three SERM products' net sales. This reflects an acceleration of the previous option timetable and an increase in the royalty amount and aggregate purchase price. As a result of this transaction, Royalty Pharma increased its rights to a total of 3.0125% of the SERM products' net sales for a period of ten years following first commercial sale of each product. Ligand retains an approximately equal portion of lasofoxifene and other SERMs' net sales going forward and for periods that may exceed ten years. No further Royalty Pharma options remain.

o LIGAND RESTRUCTURES ONTAK ROYALTY STREAM WITH LILLY Under the revised agreement, announced November 9, 2004, Ligand will have two options, in January and April 2005, to buy down a portion of the ONTAK royalty payable to Lilly on net sales in the United States for a total consideration of $33 .0 million. Lilly will have options in 2005 to trigger the same royalty buydown for a total consideration of up to $37.0 million, dependent upon whether Ligand has exercised its options and ONTAK has achieved certain sales levels. If both Ligand options are exercised, all royalty payments due on U.S. sales through year end 2006 and all royalties on U.S. sales of $38.0 million or less would be eliminated. Thereafter, beginning in 2007, Ligand would pay royalties to Lilly on a reverse tiered scale (from 20% to 10%) only on sales in excess of $38.0 million for the minimum tier and in excess of $72.0 million for the maximum tier. The reduced royalty obligations if any options are exercised are expected to be accretive to earnings beginning in 2005.

o LIGAND ANNOUNCES APPOINTMENT OF NEW INDEPENDENT AUDITORS. Ligand engaged BDO Seidman, LLP, as the company's independent registered public accounting firm, effective in September 2004, and completed its third quarter 10Q filing on schedule.

o LIGAND AGREES TO SELL X-CEPTOR INTEREST AND TO VOTE ITS X-CEPTOR SHARES IN FAVOR OR RECENTLY ANNOUNCED MERGER OF EXELIXIS AND X-CEPTOR. Ligand agreed to exchange its X-Ceptor shares for Exelixis common stock in the merger of Exelixis and X-Ceptor, which subsequently closed in October 2004. Ligand expects to record a gain in the fourth quarter 2004 based upon a determination of the fair market value of the consideration received, subsequently estimated to be $2.9 million and expected to be recorded in fourth quarter other income.

o LIGAND EARNS MILESTONE AS PFIZER SUBMITS NDA FOR LASOFOXIFENE FOR OSTEOPOROSIS. Ligand earned a milestone payment from Pfizer of approximately $2.0 million payable in 181,818 shares of Ligand stock held by Pfizer. Pfizer submitted the first Ligand Corporate Partner NDA in August 2004 for lasofoxifene for the prevention of osteoporosis.

WEB CAST CONFERENCE CALL

     Ligand will host a live web cast, open to all interested parties, of a conference call during which Ligand management will discuss this news release. The web cast will be available at HTTP://WWW.LIGAND.COM (investor relations page) and at HTTP://WWW.STREETEVENTS.COM on November 9, 2004, at 4:30 p.m. Eastern time (1:30 p.m. Pacific), and will be archived for 30 days.

ABOUT LIGAND

     Ligand discovers, develops and markets new drugs that address critical unmet medical needs of patients in the areas of cancer, pain, skin diseases, men's and women's hormone-related diseases, osteoporosis, metabolic disorders, and cardiovascular and inflammatory diseases. Ligand's proprietary drug discovery and development programs are based on its leadership position in gene transcription technology, primarily related to Intracellular Receptors (IRs) and Signal Transducers and Activators of Transcription (STATs). For more information, go to WWW.LIGAND.COM.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

     This news release contains certain forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand's judgment as of the date of this release. These statements include those related to planning, outlook and guidance for future financial performance; demand, sales and revenue growth; loss from operations; profitability; earnings, inventory and inventory management; AVINZA acceleration, market share, sales, sales calls, sales force changes, prescription responsiveness, pharmacy stocking and rebates; ONTAK demand and accretiveness of the ONTAK royalty buydown options; improved patient access; clinical trial plans and timetables and Medicare and other reimbursement. Actual events or results may differ from Ligand's expectations. There can be no assurance that Ligand will achieve its guidance for 2004 or grow revenues, demand or sales, or eliminate losses and achieve future profitability; nor that results of any clinical study will be timely, favorable or confirmed by later studies; that products under development by Ligand or its partners will receive marketing approval; that there will be a market for the drugs if successfully developed and approved; that expanded or refocused sales force efforts will be successful, that AVINZA or any of our oncology products will achieve expected sales or continue to grow, or that our products will achieve expected margins, rebates or reimbursement rates. Additional information concerning these and other risk factors affecting Ligand's business can be found in prior press releases as well as in Ligand's public periodic filings with the Securities and Exchange Commission, available via Ligand's web site at http://www.ligand.com. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

                                      # # #

                       LIGAND PHARMACEUTICALS INCORPORATED
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)
                        (in thousands, except share data)

                                                              THREE MONTHS ENDED                    NINE MONTHS ENDED
                                                                 SEPTEMBER 30,                        SEPTEMBER 30,
                                                      ------------------------------------  -----------------------------------
                                                           2004                 2003              2004              2003
                                                      ----------------     ---------------  -----------------  ----------------
REVENUES:
   Product sales                                         $   44,726          $   28,123       $   116,347        $    72,238
   Collaborative research and development
      and other revenues                                      4,771               3,160            10,222             11,294
                                                      ----------------     ---------------  -----------------  ----------------
      Total revenues                                         49,497              31,283           126,569             83,532
                                                      ----------------     ---------------  -----------------  ----------------

OPERATING COSTS AND EXPENSES:
   Cost of products sold                                    11,011                 8,565           29,759             22,951
   Research and development                                 17,980                17,696           53,006             51,196
   Selling, general and administrative                      15,890                13,216           46,988             39,213
   Co-promotion                                              8,501                    --           22,232                 --
                                                      ----------------     ---------------  -----------------  ----------------
      Total operating costs and expenses                    53,382                39,477          151,985            113,360
                                                      ----------------     ---------------  -----------------  ----------------

Loss from operations                                       (3,885)                (8,194)         (25,416)           (29,828)

Other expense, net                                         (2,904)                (2,893)          (8,728)           (13,577)
                                                      ----------------     ---------------  -----------------  ----------------
Net loss                                                 $ (6,789)           $   (11,087)      $  (34,144)       $   (43,405)
                                                      ================     ===============  =================  ================

BASIC AND DILUTED PER SHARE AMOUNTS:
Net loss                                                 $  (0.09)         $       (0.16)      $     (0.46)      $     (0.62)
                                                      ================     ===============  =================  ================
Weighted average number of common shares outstanding   73,845,613             70,100,280        73,635,562        69,870,785
                                                      ================     ===============  =================  ================

                       LIGAND PHARMACEUTICALS INCORPORATED
                           CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)
                                 (in thousands)

                                                           SEPTEMBER 30, 2004         DECEMBER 31, 2003
                                                         -----------------------  -----------------------
 ASSETS
 Current assets:
    Cash, cash equivalents and short-term investments        $       80,407           $       99,034
 ($4,646 and $9,204 restricted at September 30,
 2004 and December 31, 2003, respectively)
    Other current assets                                             44,923                   31,123
                                                         -----------------------  -----------------------
      Total current assets                                          125,330                  130,157
 Restricted investments                                               1,656                    1,656
 Property and equipment, net                                         23,844                   23,501
 Acquired technology and product rights, net                        129,852                  137,857
 Other assets                                                         7,977                    8,084
                                                         -----------------------  -----------------------
                                                             $      288,659           $      301,255
                                                         =======================  =======================

 LIABILITIES AND STOCKHOLDERS' EQUITY
 Current liabilities                                         $       71,529           $       54,049
 Long-term debt                                                     167,171                  167,408
 Other long-term liabilities                                          9,000                    9,070
 Stockholders' equity                                                40,959                   70,728
                                                         -----------------------  -----------------------
                                                             $      288,659           $      301,255
                                                         =======================  =======================